Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement (Nos. 333-150898 and 333-148911) on Form S-1 to Form S-3 of Pro-Pharmaceuticals, Inc. of our report dated March 15, 2011, relating to our audit of the consolidated financial statements for the year ended December 31, 2010 and the period from inception (July 10, 2000) to December 31, 2010, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

Boston, Massachusetts

April 28, 2011